EXHIBIT 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002

Summit Midstream Partners, LP Announces Revolving Credit Facility Amendment

Houston, Texas (December 18, 2020) – Summit Midstream Partners, LP (NYSE: SMLP) (the “Partnership”) announced today that its wholly owned subsidiary, Summit Midstream Holdings, LLC, has executed an amendment of its revolving credit facility (the “Revolver”).  The Revolver, which is supported by a syndicate of 20 banking institutions, was amended, with overwhelming support, to provide the Partnership with additional liquidity and financial flexibility to continue to execute on its liability management initiatives, including opening a pathway for the Partnership to address its debt that matures in 2022. The following is a summary of the key terms of the amendment:

•	Reduced the Revolver commitments from $1.25 billion to $1.1 billion and eliminated the $250 million accordion feature
•	Included a basket for the issuance of up to $400 million of junior lien indebtedness
•	Revised restrictions on the Partnership’s ability to use operating cash flow to repurchase junior debt and equity securities
•	Increased the total leverage covenant from 5.50x to 5.75x at all times going forward
•	Replaced the 3.75x senior secured leverage covenant with a new 3.50x first lien leverage covenant
•	Added a new pricing tier of L + 325 bps if the total leverage ratio is greater than 5.00x
•	Restricted the Partnership’s ability to resume distributions on preferred and common units, subject to achieving certain financial and liquidity thresholds

Heath Deneke, President, Chief Executive Officer and Chairman, commented, “We sincerely appreciate the continued support of our lenders and the confidence they have in SMLP.  This amendment provides the Partnership with additional tools and financial flexibility to continue to enhance the balance sheet and address the senior unsecured notes maturing in August 2022.  While we currently do not expect to have any issues with our existing covenants, we made the proactive decision to increase our total leverage ratio covenant to provide for additional liquidity as we continue to manage through an uncertain time in our industry. This amendment represents a critical milestone in our liability management strategy, though we recognize that we still have work to do and we are committed to doing all we can to drive unitholder value. We look forward to providing additional updates on our liability management initiatives during our year-end earnings call in February.”

About Summit Midstream Partners, LP

SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States.  SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado.  SMLP has an equity investment in Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas.  SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio.  SMLP is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws.  Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words

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"expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would," and "could."  Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2019 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2020, Quarterly Report on Form 10-Q for the three months ended March 31, 2020 filed with the SEC on May 8, 2020, Quarterly Report on Form 10-Q for the three months ended June 30, 2020 filed with the SEC on August 10, 2020 and Quarterly Report on Form 10-Q for the three months ended September 30, 2020 filed with the SEC on November 6, 2020, each as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact:  Ross Wong, Senior Director, Corporate Development & Finance, 832-930-7512, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP

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